Exhibit 99.1

Cordia Expands Its Global VoIP Network

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Cordia Provides Numbers From Thirty-six Countries

Orlando, Florida – February 8, 2006 – Cordia Corporation (OTCBB: CORG), a global communications service provider, announced today that it has successfully added phone numbers from over thirty countries to its VoIP network. The additional countries are an important part of Cordia’s new service offerings  allowing customers to select phone numbers from as many as thirty-six (36) countries.

The international telecommunications market reached US$1.3 trillion in 2004 and is expected to continue to grow to approximately US$1.6 trillion by 2009. Nearly all of the projected growth is expected to be generated from developing markets worldwide. Globalization of world markets has also stimulated increased global migration. At the end of 2005, there will be an estimated 200 million foreign born individuals living and working in countries other than their birth countries.  In the United States alone there are an estimated 40 million foreign born individuals. We believe this trend will continue to drive increased demand for efficient and low cost means of communicating across international borders.

"The rapid global deployment of VoIP services allows us to leverage global wholesale DID access to create a new telecommunications business model that takes advantage of high international calling prices and VoIP technology" said Joel Dupré, Cordia's Chairman and CEO. "We believe the trend in migration, our addition of thirty-six country numbers to our network, and the blending of VoIP technology, DID access and the large disparity between wholesale costs and retail rates gives us the opportunity to seize a significant share of the international communications market"

About Cordia Corporation

Cordia Corporation, through its operating subsidiaries, Cordia Communications Corp. and CordiaIP Corp., offers business, residential and wholesale customers local and long distance telecommunications services utilizing traditional wireline and Voice over Internet Protocol (“VoIP”) technologies.  In addition, Cordia develops and provides a suite of proprietary Web-based billing software and outsourced services to local, long distance and VoIP telecommunications providers.

Safe Harbor

This release contains forward-looking statements that involve risks and uncertainties. Cordia's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, availability of management; availability, terms, and deployment of capital; Cordia's ability to successfully market its services to current and new customers, generate customer demand for its product and services in the geographical areas in which Cordia can operate, access new markets, all in a timely manner, at reasonable cost and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary in such forward-looking statements.

Contact:

     Cordia Corp

     Kevin Griffo, 866-777-7777

     kgriffo@cordiacorp.com

     Or

     Investors:

     Alliance Advisors, LLC

     Alan Sheinwald, 914-244-0062

     asheinwald@allianceadvisors.net